Exhibit 10.51

Published CUSIP Number:

TERM LOAN AGREEMENT

among

SHURGARD STORAGE CENTERS, INC.

CERTAIN LENDERS

and

BANK OF AMERICA, N.A.,

as Administrative Agent

April 15, 2004

BANC OF AMERICA SECURITIES LLC,

AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER

[GRAPHIC]

i

SCHEDULES

Schedule 1	Prepayment Fee

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	Form of Guaranty
Exhibit C	Interest Rate Notice
Exhibit D	Form of Legal Opinion

ii

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (“Agreement”) is made as of April 15, 2004, by and among the Lenders, BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for the Lenders (“Agent”), and SHURGARD STORAGE CENTERS, INC., a Washington corporation (“Borrower”).

RECITALS

WHEREAS, Borrower, Revolving Facility Lenders, and Revolving Loan Agent are parties to that certain Third Amended and Restated Loan Agreement dated as of February 26, 2001 (after giving effect to all amendments in effect as of the date hereof, including the amendment described in Section 3.1(h) hereof, the “Revolving Loan Agreement”); and

WHEREAS, Borrower has requested that Lenders provide a term loan facility that will enable Borrower to reduce the outstanding amount of the Revolving Loans under the Revolving Loan Agreement, and Lenders are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Adjusted Eurodollar Rate” means 1.25% per annum plus a fraction whose numerator is the applicable Eurodollar Rate and whose denominator is one minus the aggregate of the reserve percentages (including, without limitation, any basic, supplemental, marginal or emergency reserves) expressed as a decimal established by the Board for Governors of the Federal Reserve System or other banking authority to which Lenders are subject for Eurocurrency Liability (as defined in Regulation D of such Board of Governors). For purposes of this definition, each Eurodollar Loan shall be deemed to constitute a Eurocurrency Liability and be subject to the reserve requirements of Regulation D, except that, in no event, shall any adjustment be made to the Adjusted Eurodollar Rate for any such reserve requirement unless the affected Lender provides Borrower with an Officer’s Certificate stating that the amount of the adjustment to the Adjusted Eurodollar Rate applicable to such Lender’s Eurodollar Loans is not greater than Borrower’s pro rata share of such Lender’s total reserve requirement for all its Eurocurrency Liabilities (such pro rata share equaling a fraction whose numerator is the aggregate amount of Borrower’s Eurodollar Loans from such Lender and whose denominator is the total amount of such Lender’s Eurocurrency Liabilities).

“Affiliate” means (i) any Person controlling, controlled by, or under direct or indirect common control with, Borrower, any Guarantor, or any Potential Guarantor; (ii) any general or limited partner of any Guarantor, Potential Guarantor or any Person referred to in clause (i)

above that is a general or limited partnership; (iii) any member or manager of any Guarantor, Potential Guarantor or any Person referred to in clause (i) above that is a limited liability company; (iv) any Person that owns 10% or more of any voting class of ownership interest of Borrower or of any Guarantor, Potential Guarantor or any Person referred to in clause (i) above that is a corporation. For purposes of this definition, “control,” when used with respect to a specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means Bank of America as Administrative Agent and any successor agent selected pursuant to Section 8.6.

“Agreement” means this Term Loan Agreement.

“Applicable Interest Period” means, with respect to any portion of the Loan that bears interest at a particular Applicable Interest Rate, the period commencing on the effective date of an Interest Rate Notice provided in respect of such portion of the Loan pursuant to Section 2.5(b) and ending:

(a) One week and one, two, three or six months thereafter in the case of a Eurodollar Loan as specified in the Interest Rate Notice given by Borrower in respect of such Eurodollar Loan;

(b) On the Maturity Date in the case of a Prime Rate Loan.

“Applicable Interest Rate” means the Adjusted Eurodollar Rate or the Prime Rate.

“Bank of America” means Bank of America, N.A., a national banking association, and any Successor.

“Borrower” means Shurgard Storage Centers, Inc., a Washington corporation, and any Successor.

“Borrower’s Bank Account” means Account No. 67539510 maintained by Borrower with Revolving Loan Agent.

“Business Day” means any day other than Saturday, Sunday or other day on which banks are authorized or obligated to close in Seattle, Washington.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, its obligation to make the Term A Loan and the Term B Loan.

“Consolidated Financial Statements” means Borrower’s consolidated financial statements.

“Consolidated Subsidiary” means any Subsidiary other than Shurgard Europe whose financial statements are consolidated with Borrower’s financial statements under generally accepted accounting principles.

“Default” means any event which but for the passage of time, the giving of notice, or both would be an Event of Default.

“Effective Date” has the meaning set forth in Section 9.14.

“Eurodollar Business Day” means any Business Day when the London Interbank Market is open for business.

“Eurodollar Loan” means any portion of the Loan that bears interest at the Adjusted Eurodollar Rate or, if the context so indicates, that portion of a Term Loan advance that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Applicable Interest Period, an interest rate per annum equal to the offered rate for deposits in U.S. Dollars for the Applicable Interest Period commencing on the first day of such Applicable Interest Period (the “Reset Date”) which appears on the display designated as the “LIBO” page in the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London inter-bank offered rates of major banks) as of 11:00 a.m., London time, on the day that is two Business Days preceding the Reset Date. If at least two such offered rates appear on such Reuter’s screen LIBO page, the Eurodollar Rate in respect of that Reset Date will be the arithmetic mean of such offered rates. In the event such Reuters screen LIBO page is not published, the Eurodollar Rate shall be determined from an alternate, generally-recognized source mutually agreeable to Agent and Borrower, and, in the absence of such agreement, Borrower shall not have an option to select the Adjusted Eurodollar Rate.

“Event of Default” has the meaning given in Section 9.1 of the Revolving Loan Agreement incorporated herein by reference.

“Federal Funds Rate” has the meaning given in Section 2.3.

“Fee Letter” means the letter dated March 18, 2004 from Bank of America and Banc of America Securities LLC to Borrower covering various fees and costs related to the credit facilities contemplated by this Agreement.

“Funded Pro Rata Share” means, with respect to any Lender, a fraction whose numerator is the outstanding principal amount of such Lender’s Loans and whose denominator is the total outstanding principal amount of the Loan.

“GAAP Consolidated Subsidiary” means any Subsidiary whose financial statements are consolidated with Borrower’s financial statements under generally accepted accounting principles.

“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

“Governmental Authority” means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

“Guaranties” means the Guaranty Agreements of even date herewith executed by each Guarantor in favor of Agent and Lenders in substantially the form of Exhibit B hereto.

“Guarantors” means SSC Evergreen, Inc., Shurgard Institutional Fund LP, Shurgard Evergreen Limited Partnership, Shurgard Texas Limited Partnership, Shurgard/Fremont Partners I, and Shurgard/Fremont Partners II, together with any other Persons that may from time to time execute Guaranties in favor of Agent and Lenders.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any obligations of any other Person in any manner, whether direct or indirect, but only to the extent that the guarantied obligations of such other Person constitute “Liabilities” as defined in the Revolving Loan Agreement. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the Liabilities in respect of which such Guaranty Obligation is made (or, in the case of Guaranty Obligations in the form of letters of credit issued for the account of any Person to support the Liabilities of another Person, the maximum amount available to be drawn under such letter of credit).

“Interest Rate Notice” shall have the meaning given in Section 2.5(b).

“Lenders” means the financial institutions listed on the signature page of this Agreement, and their respective Successors, and any additional lenders to whom any of the foregoing Lenders assigns its interest in the Loan Documents pursuant to this Agreement.

“Loan” means the Term Loans or, when used in the context of a particular Lender, the Term Loans by such Lender.

“Loan Documents” means this Agreement, the Notes, the Guaranties and the Fee Letter.

“Majority Lenders” means one or more Lenders which together have 50.1 % or more of the Loan or, if no portion of the Loan is outstanding, of the commitment to make the Loan.

“Maturity Date” means February 26, 2005.

“Notes” has the meaning given in Section 2.6.

“Notice of Borrowing” has the meaning given in Section 2.2.

“Officer’s Certificate” means a certificate executed and delivered on behalf of Borrower by its Chief Financial Officer or his designee.

“Person” means any individual, partnership, corporation, business trust, unincorporated organization, joint venture, association, joint stock company, estate, limited liability company, or any governmental entity, department, agency or political subdivision thereof.

“Potential Guarantors” means SSC Property Holdings, Inc., a Delaware corporation, and any other Subsidiaries designated by Borrower as Potential Guarantors. Any Subsidiary that has been so designated shall remain a “Potential Guarantor” until such time as it becomes a Guarantor.

“Prime Rate” means, on any day, Agent’s publicly announced prime rate of interest at its principal office (which prime rate is a reference rate and not necessarily the lowest rate of interest charged by Agent to its prime customers), changing as such prime rate changes.

“Prime Rate Loan” means any portion of a Loan that bears interest at the Prime Rate.

“Pro Rata Share” means, with respect to each Lender, the percentage set forth opposite such Lender’s signature on the signature pages at the end of this Agreement.

“Property” means any real or personal property in which Borrower or any Subsidiary now or hereafter holds an ownership or leasehold interest.

“Revolving Facility Lenders” means Bank of America, N.A.; Commerzbank Aktiengesellschaft, New York and Grand Cayman Branches; KeyBank National Association; Bank Hapoalim B.M.; The Bank of Nova Scotia; Bank One, NA; Fleet National Bank; LaSalle Bank National Association; Suntrust Bank; U.S. Bank National Association; Washington Mutual Bank; and their respective Successors, and any additional lenders to whom any of the foregoing Lenders assigns its interest in the Loan Documents pursuant to the Revolving Loan Agreement.

“Revolving Loan Agent” means the Administrative Agent from time to time under the Revolving Loan Agreement.

“Revolving Loan Agreement” has the meaning set forth in the Recitals hereof.

“Revolving Loans” means the Revolving Loans outstanding under the Revolving Loan Agreement.

“Shurgard Europe” means Shurgard Self Storage SCA (formerly Benelux & Co. S.C.A.), a societe en commandite par actions under Belgian law, together with any entity that is consolidated or unconsolidated therewith.

“Shurgard Evergreen Limited Partnership” means Shurgard Evergreen Limited Partnership, a Delaware limited partnership.

“Shurgard/Fremont Partners I” means Shurgard/Fremont Partners I, a Washington general partnership.

“Shurgard/Fremont Partners II” means Shurgard/Fremont Partners II, a Washington general partnership.

“Shurgard Institutional Fund LP” means Shurgard Institutional Fund L.P., a Washington limited partnership.

“SSC Evergreen, Inc.” means SSC Evergreen, Inc., a Delaware corporation.

“Subsidiary” shall mean any Person of which Borrower directly or indirectly holds 10% or more of any voting class of ownership interest.

“Successor” means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

“Tax” means, for any person, any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such person or on any property, revenue, income, or franchise of such person and any interest or penalty with respect to any of the foregoing.

“Term A Loan” has the meaning given in Section 2.1 (a).

“Term B Loan” has the meaning given in Section 2.1(b).

“Term Loans” means the Term A Loan and Term B Loan.

Section 1.2 Incorporation by Reference. Any capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to such terms in the Revolving Loan Agreement as of the date hereof, and any future amendment or termination of the Revolving Loan Agreement shall not affect the definitions of such terms.

Section 1.3 General Principles Applicable to Definitions. Definitions given herein shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to “he” or “it” shall be applicable to persons whether masculine, feminine or neuter. References herein to any document including, but without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended. References herein to a “person” or “persons” shall be deemed to be references to an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency or any other entity. References herein to any section, subsection, schedule or exhibit shall, unless otherwise indicated, be deemed a reference to sections and subsections within and schedules and exhibits to this Agreement.

Section 1.4 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles. Unless otherwise indicated, any reference to a “fiscal quarter” shall mean a fiscal quarter of Borrower.

ARTICLE 2

THE LOAN

Section 2.1 The Loan.

(a) Term A Loan. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a term loan to the Borrower (“Term A Loan”) on the date hereof in the principal amount of such Lender’s Pro Rata Share of Fifty Million Dollars ($50,000,000); provided that, if the conditions set forth in Section 3.1 are not fulfilled to Agent’s good faith satisfaction on the date hereof, each Lender’s commitment to lend under this Section 2. l(a) shall be immediately terminated.

(b) Term B Loan. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a term loan to the Borrower (“Term B Loan”) upon fulfillment to Agent’s satisfaction of the applicable conditions set forth in Section 3.2 in the principal amount of such Lender’s Pro Rata Share of Fifty Million Dollars ($50,000,000); provided that, if the conditions set forth in Section 3.2 are not fulfilled to Agent’s good faith satisfaction within ninety (90) days after the date of this Agreement, each Lender’s commitment to lend under this Section 2.1(b) shall be immediately terminated.

Section 2.2 Notice of Borrowing. For each requested Term Loan, Borrower shall give Agent prior notice (a “Notice of Borrowing”) specifying the date of a requested borrowing (which must be a Business Day) and the amount thereof. Each Notice of Borrowing shall be in writing and shall be signed by a duly authorized representative of Borrower. Borrower shall provide Agent a list of persons authorized to sign Notices of Borrowing on behalf of Borrower together with specimen signatures of such persons. Borrower may modify such list of authorized signers from time to time by giving written notice of such modification to Agent and shall promptly notify Agent in writing if any person on such list ceases to be such an authorized signer. Until Agent receives written notice from Borrower to the contrary, Agent shall be entitled to treat as authentic and duly authorized any Notice of Borrowing that purports to be signed by any person on the then-current list of authorized signers. Except as otherwise required in Section 2.5(b) with respect to Eurodollar Loans, Borrower may give a Notice of Borrowing prior to 11:00 a.m. (Seattle time) on the Business Day immediately preceding the Business Day that Borrower requests that the Term Loan be made. Each Notice of Borrowing shall be irrevocable and shall be deemed to constitute a representation and warranty by Borrower that, as of the date of such notice, (a) the statements set forth in Article 4 are true and correct, (b) no Default or Event of Default has occurred and is continuing or will result from disbursement of the requested Term Loan, and (c) the person signing such Notice of Borrowing is duly authorized to do so. Each Term Loan requested by Borrower under this Section 2.2 shall be in an amount of not less than $50,000,000. On receipt of a Notice of Borrowing, Agent shall promptly notify each Lender by telephone, telex or telefax of the date of the applicable Term Loan. Each Lender shall before 1:00 p.m. (Seattle time) on the date of the applicable Term Loan, pay such Lender’s Pro Rata Share of the aggregate principal amount of the applicable Term Loan in immediately available funds to Agent at its Credit Services department, Concord, California. Upon receipt of funds from the Lenders, the Agent will promptly make the proceeds of such Term Loan available to the Borrower by depositing them to Borrower’s Bank Account and any funds so deposited shall be presumed to be for the benefit of Borrower. Borrower hereby irrevocably authorizes and directs Revolving Loan Agent to immediately withdraw the proceeds of each Term Loan from Borrower’s Bank Account and disburse such proceeds to the Revolving Facility Lenders to reduce the aggregate outstanding principal amount of all Revolving Loans.

Section 2.3 Agent’s Right to Fund. In the event that, prior to making the applicable Term Loan available to Borrower, Agent has received from any Lender a confirmation that such Lender’s Pro Rata Share of the applicable Term Loan has been sent to Agent by wire transfer together with the wire transfer sequencing numbers related thereto, Agent may assume that such Lender has made such funds available on the date such Term Loan is to be made in accordance with Section 2.2 and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that Agent has not, for any reason, received such corresponding amount by the close of business on the day such amount was to be made available, such Lender shall pay to Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the Federal Funds Rate, in the event Agent does not receive such amount from such Lender within one (1) Business Day after Agent’s demand therefor, then Borrower agrees to pay Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to Agent, at the Applicable Interest Rate. Any such repayment by Borrower shall be without prejudice to any rights it may have against the Lender that has failed to make available its funds for any requested borrowing. As used herein “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.

Section 2.4 Repayment of Principal.

(a) Scheduled Repayments. Borrower shall repay the principal amount of the Loan on or before the Maturity Date.

Section 2.5 Interest on Term Loans.

(a) General Provisions. Borrower agrees to pay to Lenders interest on the unpaid principal amount of the Loan from the date hereof until the Loan shall be due and payable at a per annum rate equal to the Applicable Interest Rate. Interest on any past due amount of the Loan (whether at maturity, upon acceleration, mandatory prepayment or otherwise) shall accrue, at a per annum rate equal to three percent (3%) above the Prime Rate. Accrued but unpaid interest on the Eurodollar Loan shall be paid in arrears on the last day of the Applicable Interest Period and, in addition, for the Eurodollar Loan having an Applicable Interest Period longer than three months, at the end of the first three months of such Applicable Interest Period. Accrued but unpaid interest on the Prime Rate Loan shall be paid in arrears on the first Business Day of each calendar month and at the Maturity Date. Notwithstanding the foregoing, accrued interest on the Loan shall be payable on demand after the occurrence of an Event of Default.

Computations of interest shall be made on the basis of a year of three hundred sixty (360) days for Eurodollar Loans, and on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days, as the case may be) for Prime Rate Loans, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(b) Selection of Alternative Rates.

(i) Borrower may, subject to the requirements of this Section 2.5(b), on at least three Eurodollar Business Days’ prior notice, elect to have interest accrue on either Term Loan or any portion thereof or on all or any portion of the Loan already outstanding at the Adjusted Eurodollar Rate for an Applicable Interest Period. Such notice (herein, an “Interest Rate Notice”) shall be given in writing and shall be deemed delivered when received by Agent except that an Interest Rate Notice received by Agent after 11:00 a.m., Seattle time, on any Business Day, shall be deemed to have been delivered or received on the next Business Day. Each written Interest Rate Notice shall be in substantially the form of Exhibit C hereto. Any such Interest Rate Notice shall be irrevocable and shall constitute a representation and warranty by Borrower that (1) as of the date of such Interest Rate Notice, the statements set forth in Article 4 are true and correct and (2) no Default or Event of Default has occurred and is continuing or will result from disbursement of the requested loan.

(ii) The ability of Borrower to select the Adjusted Eurodollar Rate to apply to the Loan or any portion thereof shall be subject to the following conditions: (1) Borrower shall have selected no more than ten (10) different Adjusted Eurodollar Rates or Applicable Interest Periods to be applicable to portions of the Loan at any single time; (2) the Adjusted Eurodollar Rate may not be selected for any portion of the Loan which is already accruing interest at the Adjusted Eurodollar Rate unless such selection is only to become effective at the maturity of the Applicable Interest Period then in effect; (3) Agent shall not have given notice pursuant to Section 2.5(c) that the Adjusted Eurodollar Rate selected by Borrower is not available; (4) no Default or Event of Default shall have occurred and be continuing; and (5) if Borrower elects to have some portion (but less than all) of the Loan accrue interest at the Adjusted Eurodollar Rate, such election shall cause a portion of each Lender’s outstanding Loan to accrue interest at such rate in proportion to their respective Funded Pro Rata Shares.

(iii) In the absence of an effective request for the application of the Adjusted Eurodollar Rate, the Loan or the remaining portions thereof shall accrue interest at the Prime Rate.

(iv) The Interest Rate Notice may be given with and contained in any Notice of Borrowing provided that the requisite number of days for prior notice for both the borrowing and the selection of the Adjusted Eurodollar Rate shall be satisfied.

(v) If Borrower delivers an Interest Rate Notice with any Notice of Borrowing for a Term Loan and Borrower thereafter declines to take such Term Loan or a condition precedent to the making of such Term Loan is not satisfied or waived, Borrower shall indemnify Agent and each Lender for all losses and any costs which Agent or any Lender may sustain as a consequence thereof including, without limitation, the costs of reemployment of funds at rates lower than the cost to Lenders of such funds. A certificate of Agent or any Lender setting forth the amount due to it pursuant to this Section 2.5(b)(v) and the basis for, and the calculation of, such amount shall be prima facie evidence of the amount due to it hereunder, absent a showing by Borrower of manifest error. Payment of the amount owed shall be due within 15 days after Borrower’s receipt of such certificate.

(c) Unavailable Adjusted Eurodollar Rate. If, for any reason, any Lender determines that a fair and adequate means does not exist for establishing the Adjusted Eurodollar Rate or that the making or continuation of any Eurodollar Loan by such Lender has become unlawful, then such Lender may give notice of that fact to Agent and Borrower and such determination shall become conclusive and binding absent manifest error. After such notice has been given and until the Lender notifies Borrower and Agent that the circumstances giving rise to such notice no longer exist, such rate shall no longer be available. Any subsequent request by Borrower to have interest accrue at such rate shall be deemed to be a request for interest to accrue at the Prime Rate unless Borrower elects to select another Applicable Interest Rate which is not unavailable and gives the requisite number of days notice to select such rate. If the Lender shall thereafter determine to permit borrowing at such rate, the Lender shall notify Borrower and Agent in writing of that fact, and Borrower shall then once again become entitled to request that such rate apply to the Loan in accordance with Section 2.5(b) hereof.

(d) Compensation for Increased Costs. In the event that after the date hereof any change occurs in any applicable law, regulation, treaty or directive or interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, or any condition is imposed by any Governmental Authority after the date hereof or any change occurs in any condition imposed by any Governmental Authority on or prior to the date hereof which:

(i) Subjects any Lender to any Tax (other than any Tax measured by a Lender’s net income or gross revenues), or changes the basis of taxation of any payments to any Lender on account of principal of or interest on any Eurodollar Loan, the Notes (to the extent the Notes evidence a Eurodollar Loan) or fees in respect of the Lender’s obligation to make Eurodollar Loans or other amounts payable with respect to its Eurodollar Loans; or

(ii) Imposes, modifies or determines to be applicable any reserve, deposit or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, any office of the Lender in connection with its Eurodollar Loans to the extent the amount of which is in excess of, or was not applicable at the time of computation of, the amounts provided for in the definition of such Eurodollar Loan; or

(iii) Affects the amount of capital required to be maintained by banks generally or corporations controlling banks and any Lender determines the amount by which the Lender or any corporation controlling the Lender is required to maintain or increase its capital is increased by, or based upon, the existence of this Agreement or of the Lender’s Eurodollar Loans or commitment to make Eurodollar Loans hereunder; or

(iv) Imposes upon any Lender any other condition with respect to its Eurodollar Loans or its commitment to make Eurodollar Loans;

which, as a result thereof, (1) increases the cost to any Lender of making or maintaining its Loan or its commitment to lend hereunder, or (2) reduces the net amount of any payment received by any Lender in respect of its Loan (whether of principal, interest, commitment fees or otherwise), or (3) requires the Lender to make any payment on or calculated by reference to the gross amount of any sum received by it in respect of its Eurodollar Loans, in each case by a material amount, then and in any such case Borrower shall pay to Agent for the account of such Lender on demand such amount or amounts as will compensate such Lender for any increased cost, deduction or payment actually incurred or made by such Lender. The demand for payment by any Lender shall be delivered to both Agent and Borrower and shall state the subjection or change which occurred or the Tax, reserve, deposit or capital requirements or other conditions which have been imposed upon such Lender or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such cost, reduction or payment and the manner in which such amount has been calculated. Any such demand for payment shall be accompanied by an Officer’s Certificate from the affected Lenders stating that the amount assessed against Borrower with respect to such Lender’s Eurodollar Loans is not greater than Borrower’s pro rata share of the amount assessed against all such Lender’s Eurodollar Loans (such pro rata share equaling a fraction whose numerator is the aggregate amount of Borrower’s Eurodollar Loans from such Lender and whose denominator is total amount of all such Lender’s Eurodollar Loans that are subject to the increased costs, reduction in payment or additional payment referred to in clauses (1), (2) or (3) above). The statement of any Lender as to the additional amounts payable pursuant to this Section 2.5(d) shall be, absent manifest error, prima facie evidence of the amounts due hereunder.

The protection of this Section 2.5(d) shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the relevant law, regulation, treaty, directive, condition or interpretation thereof provided that no amount shall be owing under this Section 2.5(d) to the extent it is caused or triggered by such Lender’s negligence or willful misconduct. In the event that Borrower pays any Lender the amount necessary to compensate such Lender for any charge, deduction or payment incurred or made by such Lender as provided in this Section 2.5(d) and such charge, deduction or payment or any part thereof is subsequently returned to the Lender as a result of the final determination of the invalidity or inapplicability of the relevant law, regulation, treaty, directive or condition, then such Lender shall remit to Borrower the amount paid by Borrower which has actually been returned to the Lender (together with any interest actually paid to the Lender on such returned amount). Borrower shall not be obligated to pay any amount under this Section 2.5(d) with respect to any Applicable Interest Period prior to the Applicable Interest Period during which the affected Lender provides notice to Borrower that such additional payment shall be assessed.

Section 2.6 Notes. Each Lender’s Term Loans shall be evidenced by a promissory note of Borrower substantially in the form attached to this Agreement as Exhibit A, payable to the order of such Lender, in the face amount of such Lender’s Pro Rata Share of the Commitment (the “Notes”). Agent is hereby authorized to record the date and amount of the Term Loans, the Applicable Interest Rate, the Applicable Interest Period and the date and amount of each payment of principal and interest thereon on a schedule annexed to or kept in respect of the Notes. Any such recordation by Agent shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of Borrower hereunder or under the Notes.

Section 2.7 Manner of Payments.

(a) Place and Form of Payments. All payments of principal and interest on the Loan and all other amounts payable hereunder or under any other Loan Document by Borrower to Agent or any Lender shall be made by paying the same, without setoff or deduction, in United States Dollars and in immediately available funds to Agent at its Credit Services department, Concord, California not later than 12:00 noon, Seattle time, on the date on which such payment shall become due.

(b) Payments on Non-Business Days. Whenever any payment hereunder or under any other Loan Document shall be stated to be due or whenever the last day of any Applicable Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made and the last day of such Applicable Interest Period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in the computation and payment of interest or commitment fees, as the case may be, unless, in the case of an Applicable Interest Period with respect to a Eurodollar Loan, such extension would cause such payment to be made or the last date of such Applicable Interest Period to occur in the next following calendar month, in which case such payment shall be made and the last day of such Applicable Interest Period shall occur on the next preceding Business Day.

(c) Order of Application. Any payment or other amount received by Agent in respect of the Loan shall be applied in the following order (i) first, to Agent’s fees set forth in the Fee Letter to the extent then due and to expenses or indemnities then due and owing to Agent pursuant to the terms hereof; (ii) second, to any other fees of Agent and any fees, expenses or indemnities owing to any Lender pursuant to the terms hereof (if such payment or other amount is insufficient to satisfy all such fees, expenses and indemnities, then each Lender shall receive its pro rata share of such amounts calculated in accordance with the amount of such fees, expenses and indemnities owing to each Lender); (iii) third, to accrued and unpaid interest then due and owing on the Loan (to be distributed by Agent to the Lenders in accordance with their respective Funded Pro Rata Shares); (iv) fourth, to the remaining unpaid principal amount of the Loan (to be distributed by Agent to Lenders in accordance with their respective Funded Pro Rata Shares); and (v) fifth, to any other amounts owing under the Loan Documents (to be distributed by Agent to Lenders in accordance with their respective Funded Pro Rata Shares).

Section 2.8 Fee Letter. Borrower shall pay all fees and other amounts that it is required to pay under the Fee Letter to such parties, in such amounts and on such dates as are provided by the Fee Letter.

Section 2.9 Sharing of Payments, Etc. If any Lender shall obtain any payment in respect of the obligations under the Loan Documents (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) in excess of the amount it would have received if all payments had been made directly to Agent and apportioned in accordance with the terms of Section 2.7(c)(iii) through 2.7(c)(vii), such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them to Borrower as may be necessary to cause such excess payment to be apportioned in accordance with the terms of Section 2.7(c)(iii) through 2.7(c)(vii); provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered by the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Agent’s books and records shall constitute prima facie evidence of the accuracy of the information recorded therein and any statement by Agent calculating the amount due from any Lender shall be prima facie evidence thereof absent a showing by such Lender of manifest error.

Section 2.10 Prepayments. Prime Rate Loans may be repaid at any time without penalty or premium. If a Eurodollar Loan is paid prior to the end of the Applicable Interest Period, a prepayment fee calculated in the manner set forth in Schedule 1 shall be assessed and paid at the time of such payment. Such fee shall be calculated by Agent, and such calculation shall be binding evidence of the amount due hereunder absent a showing by Borrower of manifest error. Such fee shall apply in all circumstances where a Eurodollar Loan is paid prior to the end of the Applicable Interest Period, regardless of whether such payment is voluntary, mandatory (including, without limitation, payments required pursuant to Section 2.4(b)) or the result of Agent’s or Lenders’ collection efforts. Amounts prepaid under the Notes shall not be available for readvance.

ARTICLE 3

CONDITIONS TO LOANS

Section 3.1 Conditions to Term A Loan. In addition to the conditions set forth in Section 3.2, the obligation of each Lender to make the Term A Loan on the date of this Agreement, and the obligation of Agent on the date of this Agreement to disburse the proceeds of such Term Loan, are subject to fulfillment of the following conditions precedent prior to the Term A Loan:

(a) Loan Documents. The Loan Documents shall have each been duly executed and delivered by the respective parties thereto.

(b) Corporate Certificates. Agent shall have received all of the following, each reasonably satisfactory to it in form and substance:

(i) The Articles of Incorporation, the Limited Liability Agreement or other foundational documents of Borrower and each of the Guarantors, certified by an authorized officer of Borrower or such Guarantor, as the case may be;

(ii) The Bylaws of Borrower and each of the Guarantors certified by an authorized officer of Borrower or such Guarantor, as the case may be;

(iii) Certified copies of the resolutions adopted by the board of directors of Borrower authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party; and certified copies of the resolutions adopted by the boards of directors or other applicable management bodies of each of the Guarantors authorizing the execution, delivery and performance of the Loan Documents to which such Guarantor is a party.

(iv) An incumbency certificate describing the office and identifying the specimen signatures of the individuals authorized to sign the Loan Documents on behalf of Borrower or the Guarantors, as the case may be; and

(v) A Certificate of Good Standing (or its equivalent) dated as of a recent date issued by the Secretary of State of the State of Washington in respect of Borrower and a Certificate of Good Standing (or its equivalent) dated as of a recent date issued by the Secretary of State of the state of incorporation or formation of each Guarantor in respect of such Guarantor.

(c) Legal Opinion. Agent shall have received the legal opinion of the law firm of Perkins Coie, as counsel to Borrower addressed to Agent and Lenders in substantially the form of Exhibit D hereto.

(d) Certificate. Agent shall have received an Officer’s Certificate from Borrower as to the accuracy of Borrower’s representations and warranties set forth in Article 4 and as to the absence of any Default or Event of Default.

(e) Notice of Borrowing. Agent shall have received the Notice of Borrowing in respect of such Term Loan.

(f) Fees and Expenses. Agent shall have received from Borrower all amounts due under this Agreement on or prior to the date of such Term A Loan, including, without limitation, the fees due under Section 2.8 and, if requested by Agent, legal fees and expenses as specified in Section 7.10 of the Revolving Loan Agreement incorporated herein by reference.

(g) Insurance. Agent shall have received evidence reasonably satisfactory to it that all insurance required by Section 7.7 of the Revolving Loan Agreement incorporated herein by reference is in full force and effect.

(h) Amendment to Revolving Loan Agreement. Agent shall have received an amendment to the Revolving Loan Agreement duly executed by Borrower, Revolving Agent and Revolving Lenders, the terms of which provide, without limitation, that certain Subsidiaries of Borrower shall become Guarantors under the Revolving Loan Agreement and the effects of the accounting consolidation of Shurgard Europe with Borrower shall be excluded from the calculation of financial covenants under the Revolving Loan Agreement.

(i) Pro Forma Financial Information. Agent shall have received pro forma Consolidated Financial Statements and pro forma covenant projections, each covering the period from the date of this Agreement through December 31, 2004 and showing that, after giving effect to the Loan and the amendment to the Revolving Loan Agreement described in Section 3.1(h), Borrower will be in pro forma compliance with all of the terms and provisions of the covenants in Sections 7.11, 7.12, 7.13, 7.14, 7.15, and 8.8 of the Revolving Loan Agreement incorporated herein by reference.

(j) No Default. At the date of such Term Loan, no Default or Event of Default shall have occurred and be continuing or will have occurred as the result of the making of such Term Loan; and the representations and warranties of Borrower in Article 4 shall be true on and as of such date with the same force and effect as if made on and as of such date.

Section 3.2 Conditions to Term B Loan. The obligation of each Lender to make the Term B Loan on or after the date of this Agreement, and the obligation of Agent to disburse Term B Loan proceeds, are subject to fulfillment of the following conditions precedent:

(a) Prior Conditions. All of the conditions set forth in Section 3.1 shall have been satisfied.

(b) Notice of Borrowing. Agent shall have received the Notice of Borrowing in respect of such Term Loan.

(c) No Default. At the date of such Term Loan, no Default or Event of Default shall have occurred and be continuing or will have occurred as the result of the making of such Term Loan; and the representations and warranties of Borrower in Article 4 shall be true on and as of such date with the same force and effect as if made on and as of such date.

(d) Annual Audited Financial Statements. Agent shall have received the Consolidated Financial Statements as of the end of fiscal year 2003, accompanied by the audit report thereon by PricewaterhouseCoopers (which reports shall be prepared in accordance with generally accepted accounting principles and shall not be qualified by reason of restricted or limited examination of any material portion of the records of Borrower or the GAAP Consolidated Subsidiaries and shall contain no disclaimer of opinion or adverse opinion).

(e) Other Information. Agent and each Lender shall have received such other statements, opinions, certificates, documents and information as it may reasonably request in order to satisfy itself that the conditions set forth in this Section 3.2 have been fulfilled.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Incorporation by Reference of Representations and Warranties. The provisions of Article 6 of the Revolving Loan Agreement are hereby incorporated by reference in this Agreement to the same extent as if fully set forth herein, except to the extent that such provisions are expressly excluded or modified hereunder. Any capitalized terms used in Article 6 of the Revolving Loan Agreement that are otherwise defined herein shall have the respective meanings specified in Article 1 of this Agreement.

Section 4.2 Pro Forma Financial Information. The pro forma financial information, statements and projections furnished to the Agent by or on behalf of the Borrower pursuant to Section 3.1(i) were prepared and furnished to the Agent in good faith and were based on estimates and assumptions that were believed by the management of the Borrower to be reasonable in light of then current and foreseeable business conditions of the Borrower and represented the Borrower’s management’s good faith estimate of the projected financial performance of the Borrower based on the information available to the management of the Borrower at the time so furnished.

Section 4.3 Disclosure Letter. Lenders and Agent hereby acknowledge that they have received a letter from Harrell Beck that was posted to IntraLinks on March 29, 2004, containing certain disclosures relating to the re-audit of Borrower’s fiscal years 2001 and 2002, the audit of Borrower’s fiscal year 2003, and certain related matters discussed therein, which is intended to supplement Borrower’s representations and warranties hereunder.

ARTICLE 5

AFFIRMATIVE COVENANTS

Section 5.1 Incorporation by Reference of Affirmative Covenants. The provisions of Article 7 of the Revolving Loan Agreement are hereby incorporated by reference in this Agreement to the same extent as if fully set forth herein, except to the extent that such provisions are expressly excluded or modified hereunder. Any capitalized terms used in Article 7 of the Revolving Loan Agreement that are otherwise defined herein shall have the respective meanings specified in Article 1 of this Agreement. Notwithstanding the foregoing, Sections 7.1 and 7.10(b) of the Revolving Loan Agreement shall not be incorporated by reference in this Agreement.

Section 5.2 Use of Proceeds from Loan. The proceeds of the Loan may be used only to reduce the outstanding principal amount of the Revolving Loans.

Section 5.3 Expenses of Administering Loan. Borrower will pay or reimburse Agent for all out-of-pocket expenses reasonably incurred by Agent in connection with administration of the Loan, including the costs of any site visits deemed necessary by Agent (provided, however, that Borrower shall not be obligated to reimburse Agent for any such expenses in excess of $15,000 prior to the Maturity Date, without duplication of any expenses paid to the Revolving Agent pursuant to Section 7.10(b) of the Revolving Loan Agreement, except that such limit shall not apply to any expenses or costs incurred after the occurrence and during the continuation of an Event of Default).

Section 5.4 Public Information. Borrower hereby acknowledges that (a) Agent will make available to Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be

“public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent and Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public.” For the avoidance of doubt, Agent and Lenders shall maintain the confidentiality of all Borrower Materials that constitute Information (as defined in Section 9.10), including without limitation Borrower Materials marked “PUBLIC”, except such Borrower Materials as may be disclosed pursuant to Section 9.10.

ARTICLE 6

NEGATIVE COVENANTS

Section 6.1 Incorporation by Reference of Negative Covenants. The provisions of Article 8 of the Revolving Loan Agreement are hereby incorporated by reference in this Agreement to the same extent as if fully set forth herein, except to the extent that such provisions are expressly excluded or modified hereunder. Any capitalized terms used in Article 8 of the Revolving Loan Agreement that are otherwise defined herein shall have the respective meanings specified in Article 1 of this Agreement.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.1 Incorporation by Reference of Events of Default. The provisions of Article 9 of the Revolving Loan Agreement are hereby incorporated by reference in this Agreement to the same extent as if fully set forth herein, except to the extent that such provisions are expressly excluded or modified hereunder. Notwithstanding the foregoing, the parenthetical “(including, without limitation, any mandatory principal prepayment required under Section 2.4(b))” in Section 9.1(a)(ii) shall not be incorporated by reference in this Agreement. Any capitalized terms used in Article 9 of the Revolving Loan Agreement that are otherwise defined herein shall have the respective meanings specified in Article 1 of this Agreement; provided, that all references in the Revolving Loan Agreement to “Revolving Loan Maturity Date” shall be replaced with references to “Loan Maturity Date” and all references to “Revolving Loans” shall be replaced with references to “Term Loans.”

Section 7.2 Cross-Default. The occurrence of an “Event of Default” under the Revolving Loan Agreement shall constitute an “Event of Default” hereunder.

Section 7.3 Waiver of Default. Borrower, Lenders and Agent agree that, notwithstanding anything in this Agreement to the contrary, in the event that Borrower fails to deliver fiscal year 2003 financial information as and when required under Section 1008 of that certain Indenture dated as of April 25, 1997 between Borrower and LaSalle National Bank (the “Indenture”), such failure shall not constitute a Default under this Agreement unless and until Borrower shall have failed to provide such financial information to each of the parties entitled to receive it by May 15, 2004.

ARTICLE 8

AGENT

Section 8.1 Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein. As to any matters not expressly provided for by this Agreement, including enforcement or collection of the Loan, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders, provided that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to the Loan Documents or applicable law and provided, further, that without the consent of all Lenders, Agent shall not: (i) change or modify the amount of the Term Loans, any Lender’s Pro Rata Share, or Funded Pro Rata Share of the Commitment, the definition of “Majority Lenders,” the terms of this Section 8.1, the timing or rates of interest payments, the timing or amount of facility fees, the timing or amounts of principal payments due in respect of the Loan, any forgiveness of all or any portion of the Loan or extension of the maturity date thereof, any provision in this Agreement requiring approval by a certain percentage of Lenders; or (ii) discharge any Guarantor (except in connection with the sale or other disposition of such Guarantor expressly permitted by this Agreement); or (iii) waive any Event of Default under Section 9.1(m) of the Revolving Loan Agreement incorporated herein by reference; and provided, further, that the terms of Section 2.3 and this Article 8 shall not be amended without the prior written consent of Agent (acting for its own account). In the absence of instructions from the Majority Lenders, Agent shall have authority (but no obligation), in its sole discretion, to take or not to take any action, unless this Agreement specifically requires the consent of Lenders or the consent of the Majority Lenders and any such action or failure to act shall be binding on all Lenders. Each Lender shall execute and deliver such additional instruments, including powers of attorney in favor of Agent, as may be necessary or desirable to enable Agent to exercise its powers hereunder.

Section 8.2 Duties and Obligations.

(a) Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (i) may treat each Lender which is a party hereto as the party entitled to receive payments hereunder until Agent receives written notice of the assignment of such Lender’s interest herein signed by such Lender and made in accordance with the terms hereof and a written agreement of the assignee that it is bound hereby as it would have been had it been an original party hereto, in each case in form satisfactory to Agent; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement, the other Loan Documents or in any instrument or document furnished pursuant hereto or thereto; (iv) shall not have any duty to ascertain or to inquire as to the performance of any of the terms, covenants, or conditions of the Loan Documents on the part of Borrower or as to the use any of the proceeds of the Loan or as to the existence or possible existence of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, or value of this Agreement or of any instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect to this Agreement by acting upon any oral or written notice, consent, certificate or other instrument or writing (which may be by telegram, facsimile transmission, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of Borrower made or deemed to be made hereunder.

(b) Agent will account to each Lender in accordance with Section 2.7(c) for payments of principal of, and interest on, the Loan which are received by Agent from Borrower and will promptly remit to Lenders entitled thereto all such payments. If and to the extent that Agent receives any such payment on or before 12:00 noon, Seattle time, and otherwise in accordance with Section 2.7(a) and Agent has not remitted the appropriate portion thereof to any Lender by the close of business on that day, then Agent shall pay interest on such amount to such Lender at the Federal Funds Rate for each day until such remittance is made. Agent will transmit to each Lender copies of all documents received from Borrower pursuant to the requirements of this Agreement other than documents which by the terms of this Agreement Borrower is obligated to deliver directly to Lenders. Agent will give ten (10) days prior written notice to all Lenders of any matter requiring approval by all Lenders or by the Majority Lenders; provided, however, that this notice requirement shall not modify or affect the right or obligation of Agent to act or refrain from acting upon the instructions or with the consent of all Lenders or Majority Lenders, as applicable, pursuant to this Article 8.

(c) Each Lender or its assignee organized outside of the United States shall furnish to Agent in a timely fashion such documentation (including, but not by way of limitation, IRS Forms W-8BEN and W-8ECI) as may be required by applicable law or regulation to establish such Lender’s exemption from U.S. income tax withholding. Any form required to be provided by a Lender or its assignee pursuant to this Section 8.2(c) shall be delivered by such Lender to Agent (i) on or before the date such Lender or assignee becomes a party to this Agreement or, if later, prior to the time any payment is due to such Lender or such assignee under this Agreement, (ii) before the expiration, obsolescence or invalidity of any such form previously delivered by such Lender or such assignee to Agent, and (iii) before or promptly after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender or such assignee to Agent pursuant to this Section 8.2(c). The Borrower shall be entitled to rely upon such forms in Agent’s possession until receipt of any revised or successor form pursuant to the preceding sentence. For any period with respect to which a Lender or its assignee is required pursuant to this Section 8.2(c) to provide a form to Agent but has failed to do so, such Lender shall not be entitled to any indemnification or additional payments with respect to Taxes pursuant to Sections 7.10(a) or 7.17(a) of the Revolving Loan Agreement incorporated herein by reference to the extent that such Taxes are imposed solely as a result of such failure.

Section 8.3 Dealings Between Agent and Borrower. With respect to its commitment to lend under this Agreement and the portion of the Loan made by it, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” shall unless otherwise expressly indicated include Agent in its individual capacity. Agent may accept deposits from, lend money to, act and generally engage in any kind of business with Borrower and any person which may do business with Borrower, all as if Agent were not Agent hereunder and without any duty to account therefor to Lenders.

Section 8.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement or any other Loan Document, except any such as result from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly on demand in proportion to its Pro Rata Shares for any out-of-pocket expenses, including legal fees (including reasonable allocated costs of in-house counsel), incurred or advances made by Agent in connection with the administration or enforcement of or the preservation or protection of any rights under this Agreement or any other Loan Document (to the extent that Agent is not reimbursed for such expenses by Borrower).

Section 8.6 Successor Agent. Agent may give written notice of resignation at any time to Lenders and Borrower and may be removed by Majority Lenders: (i) at any time with cause, or (ii) at any time when Agent’s Pro Rata Share of the Commitment as a Lender equals zero. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank organized under the laws of the United States or of any state thereof, or any affiliate of such bank, and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless be thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor Agent. Notwithstanding any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Any company into which Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or, with Borrower’s consent, any company to which Agent may sell or transfer all or substantially all of its agency relationships shall be the successor to Agent without the execution or filing of any paper or further act, anything herein to the contrary notwithstanding.

Section 8.7 Application of Article 8. The provisions set forth in this Article 8 are intended to address the relationship between Agent and Lenders, and shall not affect any of the rights and obligations of Borrower set forth elsewhere in this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.1 No Waiver; Remedies Cumulative. No failure by Agent or Lenders to exercise, and no delay in exercising, any right, power or remedy under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default or prejudice the rights of Agent or Lenders in the exercise of any right hereunder or thereunder. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

Section 9.2 Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Washington without regard to principles of conflicts of laws.

Section 9.3 Consent to Jurisdiction; Waiver of Immunities. Borrower, Agent and Lenders hereby irrevocably submit to the nonexclusive jurisdiction of any state or federal court sitting in Seattle, King County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to any Loan Document and irrevocably waive to the fullest extent permitted by law any objection which they may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waive any claim that any such forum is an inconvenient forum. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 9.3 shall impair the right of Agent or a Lender or the holder of any Note to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction, and Borrower irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Borrower is incorporated or sitting and any place where property or an office of Borrower is located.

Section 9.4 Jury Waiver. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY, TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.5 Notices. All notices and other communications provided for in any Loan Document shall be in writing (unless otherwise specified) and shall be mailed (with first class postage prepaid) or sent or delivered to each party by telefax or courier service at the address or telefax number set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise specified all notices and communications if duly given or made shall be effective upon receipt. Neither Agent nor any Lender shall incur any liability to Borrower for actions taken in reliance on any telephonic notice referred to in this Agreement which Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow or give such telephonic notice hereunder on behalf of Borrower.

Section 9.6 Assignment.

(a) Assignments by Borrower. This Agreement and each of the other Loan Documents shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns, provided that Borrower may not assign or otherwise transfer all or any part of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Agent acting on behalf of all Lenders.

(b) Assignments by Lender. Each Lender may, after consultation with Borrower and Agent, assign all or a portion of its Loan or Commitment and its other rights and obligations under the Loan Documents to any financial institution reasonably acceptable to Borrower and Agent; provided, however, that any Lender may at any time after the occurrence and during the continuation of a Default or Event of Default assign all or a portion of its Loan or Commitment and its other rights and obligations under the Loan Documents with or without the prior written consent of Borrower (but not without the prior written consent of Agent, which may not be unreasonably withheld). All assignments must be in minimum amounts of $5,000,000. A $3,500 assignment fee is payable to Agent by the assignee before any assignment becomes effective. Notwithstanding the foregoing, any Lender may at any time assign and pledge all or any portion of its Loan or Commitment, its Notes, and its other rights and obligations under the Loan Documents to any Affiliate, and to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, with or without the prior written consent of Borrower and Agent. No such assignment shall release the assigning Lender from its obligations hereunder.

(c) Sale of Participations by Lender. Any Lender may sell participations in any portion of its Loans or Commitment or of its right, title and interest therein or thereto or in or to this Agreement to any other person without obtaining Borrower’s or Agent’s consent provided that such Lender notifies Agent and Borrower of the sale. In the case of any sale of a participation by any Lender hereunder (as distinguished from an assignment), such Lender shall remain fully liable hereunder, the participant shall not acquire any direct rights against Borrower, Agent or any Lender under any Loan Document, Agent and Borrower shall continue to deal exclusively with such Lender and shall not have any obligations whatsoever to such participant. Participations must be in minimum amounts of $5,000,000. Participations with limited voting rights are permitted, but limited to the minimum participation amount.

Section 9.7 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

Section 9.8 Survival; Discharge. The representations, warranties and indemnities of Borrower in the Loan Documents in favor of Agent and Lenders shall survive the execution and delivery of the Loan Documents and the making of the Term Loans until the Loan is paid and performed in full and Lenders have no further commitment to lend under this Agreement, except in the case of the indemnities set forth in Section 7.17 of the Revolving Loan Agreement incorporated herein by reference which shall survive indefinitely.

Section 9.9 Executed in Counterparts. The Loan Documents may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.10 Confidentiality. Each of the Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ (as defined below) directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee or prospective assignee permitted under Section 9.6(b) or 9.6(c) and any permitted assignee under Section 9.6(a), or (2) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower; (g) with the consent of Borrower; (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to Agent or any Lender on a nonconfidential basis from a source other than Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; or (j) to market data collectors, and similar service providers to the lending industry and in connection with the administration and management of this Agreement, the Loan and Loan Documents. For the purposes of this Section, “Information” means the existence of this Agreement and all information received from Borrower relating to Borrower or its business, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. For the purposes of this Section, “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The obligations under this Section 9.10 shall survive the expiration of this Agreement and shall remain in effect for two years after the Maturity Date.

Section 9.11 USA Patriot Act Notice. Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the Patriot Act.

Section 9.12 Provisions Incorporated by Reference. With respect to any provision of this Agreement incorporated by reference from the Revolving Loan Agreement, such provision shall be incorporated from the Revolving Loan Agreement as of the date hereof, and any future amendment or termination of the Revolving Loan Agreement shall not affect such provision.

Section 9.13 Entire Agreement; Amendment, Etc. The Loan Documents comprise the entire agreement of the parties and may not be amended or modified except by written agreement of Borrower and Agent executed in conformance with the terms of Section 8.1. No provision of this Agreement or any other Loan Document may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Section 9.14 Effective Date. This Agreement shall become effective immediately upon the satisfaction (or the waiver by Agent) of all of the Conditions to Term A Loan set forth in Section 3.1 hereof (such effective date being referred to herein as the “Effective Date”).

Section 9.15 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, Lenders, their respective Affiliates and any assignee or participant of a Lender in accordance with the applicable provisions of the Loan Documents are hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, time or demand, including without limitation indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by Lenders, their respective Affiliates or any assignee or participant of a Lender in accordance with the applicable provisions of the Loan Documents to or for the credit or the account of Borrower or any Guarantor against and on account of the obligations of Borrower or any Guarantor under the Loan Documents irrespective of whether or not (a) Lenders shall have made any demand under any Loan Documents or (b) the Agent shall have declared any or all of the obligations of Borrower or any Guarantor under the Loan Documents to be due and payable and although such obligations shall be contingent or unmatured. Notwithstanding the foregoing, neither the Agent nor any Lender shall exercise, or attempt to exercise, any right of setoff, banker’s lien, or the like, against any deposit account or property of Borrower or any Guarantor held by the Agent or any Lender, without the prior written consent of the Majority Lenders, and any Lender violating this provision shall indemnify the Agent from any and all costs, expenses, liabilities and damages resulting therefrom. The contractual restriction on the exercise of setoff rights provided in the foregoing sentence is solely for the benefit of the Agent and Lenders and may not be enforced by Borrower or any Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

BORROWER:

SHURGARD STORAGE CENTERS, INC. a Washington corporation

By	Chris McKay

Its	EVP

Address:	1155 Valley Street, Seattle, WA 98109-4426 Attn: Chris McKay

Telephone:	(206) 652-3854
Telefax:	(206) 652-3710

Commitment	Pro Rata Share

$51,000,000	51%

LENDERS:

BANK OF AMERICA, N.A. a national banking association

By	Gordon H. Gray

Its	Senior Vice President

Address:	Bank of America Tower WA1-501-35-01 800 Fifth Avenue, Floor 35 Seattle, WA 98104 Attn: Robert D. Peters Strategy Team

Telephone:	(206) 358-3133
Telefax:	(206) 585-1794

Commitment	Pro Rata Share

$14,000,000	14%

COMMERZBANK AKTIENGESELLSCHAFT, NEW YORK AND GRAND CAYMAN BRANCHES a German banking corporation

By	/s/ Illegible

Its	Illegible
Assistant Treasurer

By	/s/ Christan Berry

Its	Christan Berry
Vice President

Address:	Commerzbank AG 2 World Financial Center, Floor 34 New York, NY 10281
Telephone:	(212) 266-7632
Telefax:	(212) 266-7565

Commitment	Pro Rata Share

$20,000,000	20%

KEYBANK NATIONAL ASSOCIATION a national banking association

By	/s/ Illegible

Its	Vice President

Address:	CO-02-WT-0401 1675 Broadway Denver, CO 80202 Attn: Scott Child_
Telephone:	(206) 684-6085
Telefax:	(206) 684-6035

Commitment	Pro Rata Share

$15,000,000	15%

LASALLE BANK NATIONAL ASSOCIATION

By	/s/ Klay Schmeisser

Its	First Vice President

Address:	135 South LaSalle Street Suite 1225 Chicago, Illinois 60603 Attn: Klay Schmeisser
Telephone:	(312) 904-0647
Telefax:	(312) 904-6991

AGENT:

BANK OF AMERICA, N.A.

By	/s/ Dora A. Brown

Its	VICE PRESIDENT

Address:	Bank of America Tower WA1-501-37-20 800 Fifth Ave., Floor 37 Seattle, WA 98104-7001 Attn: Dora A. Brown Commercial Agency Management
Telephone:	(206) 358-0101
Telefax:	(206) 358-0971